EXHIBIT 23.23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146 and No. 333-50800 on Form S-8 of our reports dated March 14, 2005, relating to the consolidated financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities) and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

March 14, 2005